UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 4, 2010

Alimera Sciences, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-34703	20-0028718
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6120 Windward Parkway, Suite 290, Alpharetta, Georgia		30005
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	678-990-5740

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Definitive Material Agreement.

     On October 4, 2010, Alimera Sciences, Inc. (“Alimera”) entered into a Contract Sales Agreement (the “Agreement”) with OnCall LLC (“OnCall”). Under the Agreement, OnCall will provide services related to the recruitment, deployment and administration of a sales force focused on selling Iluvien®, Alimera’s product candidate for the treatment of diabetic macular edema.

     In consideration for Oncall’s services under the Agreement, Alimera will pay OnCall a recruitment fee per representative, a monthly fee per representative (subject to adjustment based upon the salaries offered to the representatives), and a fixed monthly project manager fee. Alimera is obligated to reimburse OnCall for approved pass-through costs, which are anticipated to primarily include bonus, meeting and travel costs, as well as other promotional costs. In addition, Alimera will be obligated to pay performance based fees to OnCall upon the achievement of certain mutually agreed upon objectives.

     The initial term of the Agreement expires on October 3, 2011. Alimera has the right to extend the term of the Agreement through March 1, 2012. Alimera may terminate the Agreement at any time, for any reason, on 90 days advance written notice to OnCall and may terminate the Agreement on 10 days advance written notice if any government or regulatory agency takes any action, or raises any objection, that prevents Alimera from marketing, distributing, improving, exporting or selling Iluvien®. Each party may terminate the Agreement under certain other circumstances, including, but not limited to, upon an uncured material breach by the other party or upon bankruptcy or insolvency of the other party.

     The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety to the full text of the Agreement, a copy of which will be filed with the exhibits to the Company’s annual report on Form 10-K for the fiscal year ending December 31, 2010.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alimera Sciences, Inc.

October 6, 2010	By:	Richard S. Eiswirth, Jr

Name: Richard S. Eiswirth, Jr
Title: Chief Operating Officer and Chief Financial Officer